EXHIBIT 8.1

LUSE GORMAN, PC

ATTORNEYS AT LAW

5335 Wisconsin Avenue, NW, Suite 780

Washington, D.C. 20015

Telephone (202) 274-2000

Facsimile (202) 362-2902

www.luselaw.com

January 11, 2018

Board of Directors

CB Financial Services, Inc.

100 North Market Street

Carmichaels, Pennsylvania 15320

Re:	U.S. Federal Income Tax Consequences of the Merger of First West Virginia Bancorp, Inc. with and into CB Financial Services, Inc.

Members of the Board of Directors:

We have acted as special counsel to CB Financial Services, Inc., a Pennsylvania corporation (“CB”), in connection with the planned merger (the “Merger”) of First West Virginia Bancorp, Inc, a West Virginia corporation (“First West Virginia”), with and into CB, pursuant to the Agreement and Plan of Merger by and between CB and First West Virginia, dated as of November 16, 2017 (the “Merger Agreement”). The Merger is described in the joint proxy statement/prospectus (the “Joint Proxy Statement/Prospectus”), which is included in the registration statement filed on Form S-4 by CB (as amended or supplemented through the date hereof, the “Registration Statement”) in connection with the Merger. Unless otherwise defined, capitalized terms used in this opinion shall have the meanings assigned to them in the Merger Agreement.

In connection with this opinion, we have reviewed: (i) the Merger Agreement; (ii) the Registration Statement; (iii) the Joint Proxy Statement/Prospectus; and (iv) such other documents and matters of law and fact as we have considered necessary or appropriate. In addition, in rendering this opinion, we have relied upon the statements and representations made pursuant to the certificates of CB and First West Virginia as to certain factual matters, dated the date hereof (the “Certificates”). Furthermore, we assumed that: (i) the Merger will be consummated pursuant to and in accordance with the terms of the Merger Agreement and in the manner described in the Registration Statement and the Joint Proxy Statement/Prospectus (and no transaction or condition described therein and affecting this opinion will be waived by any party to the Merger Agreement); (ii) the documents we have reviewed are legal, valid and binding and that the parties will act in accordance with the provisions of such documents and the requirements of applicable law; and (iii) the representations as to the facts contained in the Certificates are true, correct and complete in all respects as of the date hereof and will continue to be true, correct and complete in all respects as of the Effective Time and thereafter where relevant.

For purposes of our opinion, we have not independently verified all facts, representations and covenants set forth in the Certificates, the Registration Statement, the Joint Proxy Statement/Prospectus or in any other document.

CB Financial Services, Inc.

In rendering this opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, interpretive rulings of the Internal Revenue Service (the “IRS”), pertinent judicial authorities and such other authorities as we have considered relevant as of the date hereof (hereinafter, collectively referred to as “Current Law”).

Based upon and subject to the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein and in the Joint Proxy Statement/Prospectus included in the Registration Statement under “Material U.S. Federal Income Tax Consequences of the Merger,” we are of the opinion that under Current Law, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. We hereby confirm that the discussion contained in the Joint Proxy Statement/Prospectus included in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Merger,” subject to the limitations, qualifications, and assumptions described therein, constitutes our opinion of the material federal income tax consequences of the Merger.

This opinion is based on Current Law and it represents our best judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the IRS or a court concerning the issues. It is possible that Congress could enact new law, or that Department of the Treasury or the IRS could issue new regulations or guidance, after the date hereof, that would be inconsistent with the opinions expressed herein. It is possible that courts of competent jurisdiction could issue decisions after the date hereof that would be inconsistent with the opinions expressed herein. Any changes in law could have retroactive effect.

We express our opinions herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of United States federal taxation.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the headings “Material U.S. Federal Income Tax Consequences of the Merger” and “Legal Matters” in the Joint Proxy Statement/Prospectus contained in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Luse Gorman, PC
LUSE GORMAN, PC